                                                                  EXHIBIT 4.6


                                    WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO COVENTRY CORPORATION, IS EXEMPT FROM SUCH REGISTRATION.

                              COVENTRY CORPORATION

                          COMMON STOCK PURCHASE WARRANT

          COVENTRY CORPORATION, a Tennessee corporation (the "Company"), hereby certifies that, for value received, Warburg, Pincus Ventures, L.P., a Delaware limited partnership, (the "Holder"), or its assigns, is entitled, subject to the terms set forth below, to purchase from the Company, at any time and from time to time during the period beginning on May 9, 1997 and ending on May 9, 2004 in whole or in part, an aggregate of One Million Three Hundred and Forty-Three Thousand Eight Hundred and Twenty-Two (1,343,822) fully paid and non-assessable shares of the Common Stock of the Company at a purchase price, subject to the provisions of Paragraph 3 hereof, of $10.625 per share (the "Purchase Price"). The Purchase Price and the number and character of such shares are subject to adjustment as provided below, and the term "Common Stock" shall mean, unless the context otherwise requires, the stock or other securities or property at the time deliverable upon the exercise of this Warrant. This Warrant is herein called the "Warrant."

          Notwithstanding anything contained in this Warrant to the contrary, this Warrant shall not be exercisable by Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg"), if, after giving effect to the shares of Common Stock of the Company issuable to Warburg upon such exercise (or partial exercise), Warburg would beneficially own ten percent (10%) or more of the outstanding Voting Securities of the Company (the "Control Threshold"), unless Warburg shall have obtained any Required Approval. For purposes of the this Warrant, (i) beneficial ownership shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (ii) Voting Securities of the Company shall mean all shares of Common Stock and all securities convertible into or exchangeable for shares of Common Stock other than this Warrant or the Warrant issued to Warburg, dated May 9, 1997, and
(iii) "Required Approval" shall mean any approval required by any state insurance regulatory or similar authority to which the Company or any of its assets is subject, in connection with an acquisition of control of the Company or any of its subsidiaries. The foregoing provisions are specifically intended to prevent the acquisition of control (as defined or presumed to exist under any such state insurance or similar regulatory authority) of the Company or any of its subsidiaries by Warburg unless and until Warburg obtains the Required Approval.

     1.   EXERCISE OF WARRANT.

          1.1 Exercise. The purchase rights evidenced by this Warrant shall be exercised by the holder surrendering this Warrant, with the form of subscription at the end hereof duly executed by such holder, to the Company at its office in Nashville, Tennessee, accompanied by payment, of an amount (the "Exercise Payment") equal to the Purchase Price multiplied by the number of shares being purchased pursuant to such exercise, payable as follows: (a) by payment to the Company in cash, by certified or official bank check, or by wire transfer of the Exercise Payment, (b) by surrender to the Company for cancellation of securities of the Company having a Market Price (as hereinafter defined) on the date of exercise equal to the



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Exercise Payment; (c) by surrender to the Company for cancellation of notes of the Company having an aggregate principal amount plus accrued but unpaid interest on the date of surrender equal to the Exercise Payment or (d) by a combination of the methods described in clauses (a), (b) and (c) above. In lieu of exercising the Warrant, the holder may elect to receive a payment equal to the difference between (i) the average Market Price for the ten trading days immediately preceding such payment multiplied by the number of shares as to which the payment is then being elected and (ii) the Exercise Payment, payable by the Company to the Holder only in shares of Common Stock valued at the average Market Price for the ten trading days immediately preceding such payment ("Net Exercise"). For purposes hereof, the term "Market Price" shall mean (a) if the Common Stock is traded on a national securities exchange, the last reported sale price of a share of Common Stock, regular way on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted for trading, or, (b) if the Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Common Stock on such date, or (c) if not listed or admitted to trading on any national securities exchange or designated as a national market system security, the average of the reported bid and asked price of the Common Stock on such date in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Company or, (d) if the shares of Common Stock are not so publicly traded, the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

          1.2  Optional Exercise.

          (a) Except as provided in Paragraph 1.2(b), this Warrant may not be exercised at the option of the Company.

          (b) The Warrant may not be exercised before June 30, 2000 at the Company's option. Thereafter, this Warrant shall be subject to mandatory exercise, in whole but not in part, at the option of the Company, if the Market Price of the Common Stock on twenty (20) consecutive trading days during the period ending within five days prior to the giving of written notice of exercise by the Company is $17.00 per share (appropriately





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
 adjusted for any stock split, stock dividend or similar event) (the "Mandatory Exercise"). In the event the Company delivers such notice to the Holder pursuant to Paragraph 1.2(b) (the "Optional Exercise Notice"), the Holder shall have ten days to elect the manner in which the Exercise Payment shall be made. If the Holder fails to notify the Company in writing as to the manner in which the Exercise Payment is to be made within such ten-day period, the Holder shall be deemed to have elected a Net Exercise. For purposes of this Paragraph 1.2(b), the amount of the Net Exercise shall be valued at the average Market Price for the ten trading days immediately preceding the date on which the Company delivers the Optional Exercise Notice.

          Notwithstanding anything contained in this Warrant to the contrary, if, after giving effect to the shares of Common Stock issuable upon exercise (or partial exercise) of this Warrant pursuant to the Mandatory Exercise, Warburg would exceed the Control Threshold, then the following provisions shall apply:

               (i) Warburg shall use its reasonable best efforts to obtain all Required Approvals as soon as practicable following receipt of the Optional Exercise Notice, unless Warburg notifies the Company that it intends to sell or otherwise transfer shares of Common Stock so that, after giving effect to the Mandatory Exercise, it will not exceed the Control Threshold. Without limiting the generality of the foregoing, at the request of Warburg, the Company shall register the shares to be issued to Warburg pursuant to the Mandatory Exercise in the names of the partners of Warburg unless, in the opinion of counsel to the Company, such shares are not at the time of such registration freely transferable by such partners pursuant to Rule 144(k) or another similar exemption from the registration requirements of the Securities Act of 1933, as amended.

               (ii) In no event shall any shares of Common Stock be issued to Warburg pursuant to the Mandatory Exercise unless and until Warburg notifies the Company in writing that all Required Approvals have been obtained or that it has transferred or sold such number of shares of Common Stock such that, after giving effect to the issuance of the shares of Common Stock pursuant to the Mandatory Exercise, the Control Threshold would not be exceeded.

          1.3 Partial Exercise. This Warrant may be exercised at the option of the holder for less than the full number of shares of Common Stock, in which case the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon any such partial exercise, the Company at its expense will forthwith issue to the holder hereof a new Warrant or Warrants of like tenor calling for the number of shares of Common Stock as to which rights have not been exercised, such Warrant or Warrants to be issued in the name of the holder hereof or his nominee (upon payment by such holder of any applicable transfer taxes).

         2. DELIVERY OF STOCK CERTIFICATES ON EXERCISE. As soon as practicable after the exercise of this Warrant and payment of the Purchase Price, and in any event within ten (10) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the holder hereof a certificate or certificates for the number of fully paid and non-assessable shares or other securities or property to which such holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount determined in accordance with Paragraph 3.9 hereof. The Company agrees that the shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

        3. ANTI-DILUTION PROVISIONS AND OTHER ADJUSTMENTS. In order to prevent dilution of the right granted hereunder, the Purchase Price shall be subject to adjustment from time to time in accordance with this Paragraph 3. Up on each adjustment of the Purchase Price pursuant to this Paragraph 3, the registered Holder of this Warrant shall thereafter be entitled to acquire upon exercise, at the Purchase Price resulting from such adjustment, the number of shares of the Company's Common Stock obtainable by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares of



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the Company's Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

          3.1 Adjustment for Issue or Sale of Common Stock at Less than the Market Price. Except as provided in Paragraph 3.2 or 3.5 below, if and whenever on or after the date of issuance hereof the Company shall issue or sell, or shall in accordance with subparagraphs 3.1(1) to (9), inclusive, be deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the average Market Price for the ten trading days immediately preceding such issuance or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Purchase Price shall, subject to subparagraphs
(1) to (9) of this Paragraph 3.1, be reduced to the Purchase Price (calculated to the nearest tenth of a cent) determined by multiplying the Purchase Price in effect immediately prior to the time of such Triggering Transaction by a fraction, the numerator of which shall be the sum of (x) the Number of Shares Deemed Outstanding immediately prior to such Triggering Transaction and (y) the number of shares of Common Stock which the aggregate consideration received by the Company upon such Triggering Transaction would purchase at the average Market Price for the ten-day trading period immediately preceding such Triggering Transaction, and the denominator of which shall be the Number of Shares Deemed Outstanding immediately after such Triggering Transaction.

          For purposes of this Paragraph 3, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (i) the number of shares of the Company's Common Stock outstanding at such time, and (ii) the number of shares of the Company's Common Stock deemed to be outstanding under subparagraphs 3.1(1) to (9), inclusive, at such time.

          For purposes of determining the adjusted Purchase Price under this Paragraph 3.1, the following subsections (1) to (9), inclusive, shall be applicable:

          (1) In case the Company at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or



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     exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the average Market Price in effect for the ten-day trading period immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options, or, in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities, shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Company for such price per share. No adjustment of the Purchase Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in subparagraph (3) below.

           (2) In case the Company at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the average Market Price in effect for the ten-day trading period immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be



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     be deemed to be outstanding and to have been issued and sold by the Company for such price per share. No adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in subparagraph (3) below.

          (3) If the purchase price provided for in any Options referred to in subparagraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraphs (1) or (2), or the rate at which any Convertible Securities referred to in subparagraph (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in Paragraph 3.1 or 3.3), the Purchase Price in effect at the time of such change shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in subparagraph (1) or the rate at which any Convertible Securities referred to in subparagraphs (1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Purchase Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Purchase Price then in effect hereunder is hereby reduced.

          (4) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Purchase Price then in effect hereunder shall forthwith be increased to the Purchase Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.



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

          (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

          (6) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor (before deduction for expenses or underwriters' discounts or commissions related to such issue or sale). In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Company. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributed by the Board of Directors of the Company in good faith to such Common Stock, Options or Convertible Securities, as the case may be as determined in good faith by the Board of Directors of the Company.

          (7) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Paragraph 3.1.

          (8) In case the Company shall declare a dividend or make any other distribution upon the stock of the Company payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (9) For purposes of this Paragraph 3.1, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock,



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         Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

          3.2 Dividends Not Paid Out of Earnings or Earned Surplus. In the event the Company shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the exercise of this Warrant, the Company shall pay to the person exercising such Warrant an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this Paragraph 3.2, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company.

          3.3 Subdivisions and Combinations. In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a stock dividend on its outstanding Common Stock, the Purchase Price in effect immediately prior to such subdivision or dividend shall be proportionately reduced by the same ratio as the subdivision or dividend. In case the Corporation shall at any time combine its outstanding Common Stock, Purchase Price in effect immediately prior to such combination shall be proportionately increased by the same ratio as the combination.

          3.4 Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of

Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder of this Warrant shall have the right to acquire and receive upon exercise of this Warrant such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Company's Common Stock as would have been received upon exercise of this Warrant at the Purchase Price then in effect. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holder of this Warrant at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock of the Company, the Company shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holder of this Warrant shall have been given a reasonable opportunity to then elect to receive upon the exercise of this Warrant either the stock, securities or assets then issuable with respect to the Common Stock of the Company or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer. For purposes hereof the term "Affiliate" with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

          3.5 No Adjustment for Exercise of Certain Options, Warrants, Etc. The provisions of this Section 3 shall not apply to any Common Stock issued, issuable or deemed outstanding under subparagraphs 3.1(1) to (9) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees, consultants or directors of the Company or its subsidiaries in effect on the date of issuance hereof or thereafter adopted by the Board of Directors of the Company (or physicians or providers contracting with the Company or any of its Subsidiaries), (ii) pursuant to options, warrants and conversion rights in existence on the date




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

of issuance hereof, (iii) upon exercise of the Warrants issued to Franklin Capital Associates, III L.P. ("Franklin") and Warburg, Pincus Ventures, L.P. ("Warburg") pursuant to the Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997, by and among the Company, Franklin and Warburg, (iv) on conversion of the Series A Preferred Stock or the sale of any additional shares of Series A Preferred Stock or the issuance of additional shares of Series A Preferred Stock as dividends pursuant to Section 2(a) of the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of the Company, or (v) in connection with underwritten public offerings for cash pursuant to a registration statement filed under the Securities Act of Common Stock, Options or Convertible Securities.

        3.6   Notices of Record Date, Etc. In the event that:

          (1) the Company shall declare any cash dividend upon its Common Stock, or

          (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

          (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

          (4) there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or

          (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in connection with such event, the Company shall give to the holder of this Warrant:

          (i) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and


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

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of such holder as shown on the books of the Company.

         3.7 Grant, Issue or Sale of Options, Convertible Securities, or Rights. If at any time or from time to time on or after the date of issuance hereof, the Company shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock of the Company and such grants, issuances or sales do not result in an adjustment of the Purchase Price under Paragraph 3.1 hereof, then the holder of this Warrant shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Paragraph 3.6) and upon the terms applicable to such Purchase Rights either:

         (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon exercise of this Warrant immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holder of this Warrant as soon as possible after such exercise and it shall not be necessary for the exercising holder of this Warrant specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the




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

     amount of property which such holder could have acquired upon such exercise at the time or times at which the Company granted, issued or sold such expired Purchase Rights.

          3.8 Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holder of this Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Purchase Price as otherwise determined pursuant to any of the provisions of this Section 3 except in the case of a combination of shares of a type contemplated in Paragraph 3.3 and then in no event to an amount larger than the Purchase Price as adjusted pursuant to Paragraph 3.3.

          3.9 Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Paragraph 3.9, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the Market Price, calculated to the nearest one-hundredth (1/100) of a share.

          3.10 Officer's Statement as to Adjustments. Whenever the Purchase Price shall be adjusted as provided in Section 3 hereof, the Company shall forthwith file at each office designated for the exercise of this Warrant, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Purchase Price that will be effective after such adjustment. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record holder of this Warrant at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Paragraph 3.6, such notice shall be included as part of the notice required to be mailed and published under the provisions of Paragraph 3.6 hereof.

       4. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder hereof against dilution or other impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

     5. RESERVATION OF STOCK, ETC., ISSUABLE ON EXERCISE OF WARRANTS. The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant and all other similar Warrants at the time outstanding.

     6. REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.

     7. REMEDIES. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that the same may be specifically enforced.

     8. NEGOTIABILITY, ETC. This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

    (a) Subject to the legend appearing on the first page hereof, title to this Warrant may be transferred by endorsement (by the holder hereof executing the form of assignment at the end hereof including guaranty of signature) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery.

          (b) Any person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is granted power to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of every such bona fide purchaser, and every such bona fide purchaser shall acquire title hereto and to all rights represented hereby.

          (c) Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder of this Warrant as the absolute owner hereof for all purposes without being affected by any notice to the contrary.

          (d) Prior to the exercise of this Warrant, the holder hereof shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

          (e) The Company shall not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Common Stock in a name other than that of the registered holder of this Warrant or to issue or deliver any certificates for Common Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the holder of this Warrant or until it has been established to the Company's satisfaction that no such tax or charge is due.

          9. SUBDIVISION OF RIGHTS. This Warrant (as well as any new warrants issued pursuant to the provisions of this paragraph) is exchangeable, upon the surrender hereof by the holder hereof, at the principal office of the Company for any number of new warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock of the Company which may be subscribed for and purchased hereunder.

          10. MAILING OF NOTICES, ETC. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first-class certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

          11. HEADINGS, ETC. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

          12. CHANGE, WAIVER, ETC. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

          13. GOVERNING LAW. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE.

                                      COVENTRY CORPORATION


                                      By:
                                           Name:
                                           Title:

Dated:  ____________, 1997


Attest:

                  [To be signed only upon exercise of Warrant]


To Coventry Corporation:

          The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________ shares of Common Stock of Coventry Corporation and herewith makes payment of $________________ therefor, and requests that the certificates for such shares be issued in the name of, and be delivered to ______________________________, whose address is _____________

__________________________________.

Dated:






(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)






                                                                     Address

                  [To be signed only upon transfer of Warrant]


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto________________________ the right represented by the within Warrant to purchase the _________shares of the Common Stock of Coventry Corporation to which the within Warrant relates, and appoints ____________________________ attorney to transfer said right on the books of Coventry Corporation with full power of substitution in the premises.

Dated:






(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)



                                                                     Address

In the presence of